UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549 FORM 8-K CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  June 10, 2009

TEAM NATION HOLDINGS CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	333-144597	98-0441861
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4667 MacArthur Boulevard, Suite 150, Newport Beach, CA 92660
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  949 885 9892

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 10, 2009, the registrant entered into an Agreement and Plan of Reorganization with CalCounties Title Nation, a California corporation (“CCTN”) and the holders of one hundred percent of the outstanding shares of common stock of CCTN to exchange all of the CCTN common stock for such number of shares of common voting stock of the registrant as determined by a fairness opinion to be provided by the registrant prior to closing.  Upon closing CCTN will become a wholly owned subsidiary of the registrant and the registrant carrying on the business of CCTN.  Dennis R. Duffy, Daniel J. Duffy and Janis Okerlund, officers and directors of the registrant are the CCTN shareholders
The registrant currently provides management services to CCTN which operate two branch offices and employ approximately 110 individuals located in California. CCTN is licensed to issue title insurance policies in Orange and Los Angeles counties, California, and is applying to expand licensing to encompass all of California and 30 to 40 states nationally.

Closing of the Agreement is conditioned upon the following:

A.           Approval of the California Division of Insurance.        The California Division of Insurance shall have approved this Agreement and Plan of Reorganization.

B.           Acquisition of First Southwestern Title Company of California.       The registrant having closed an agreement for the acquisition of First Southwestern Title Company of California with the approval of the Department of Insurance of the State of California.

C.           Acquisition of a Title Insurance Underwriter.     The registrant having closed an agreement for the acquisition of a California title insurance underwriter with the approval of the Department of Insurance of the State of California.

D.           Listing Qualifications.      The registrant having met or exceeded the qualifications for the listing of its common stock on the NASDAQ or American Stock Exchange markets.

Item 9.01    Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number

10.5           Agreement and Plan of Reorganization dated June 10, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 12, 2009	TEAM NATION HOLDINGS CORPORATION

	By:	/s/ DENNIS R. DUFFY
DENNIS R. DUFFY
Chief Executive Officer